EXHIBIT 10.1
CSX Stock and Incentive Award Plan
Effective May 5, 2010
1.	Purpose. The primary purpose of the CSX Stock and Incentive Award Plan (the “Plan”) is to further the long term stability and financial success of CSX, its Subsidiaries, and Affiliates by providing a program to reward selected employees with Company Stock and Incentive Awards. The CSX Board believes that such awards incentivize employees to remain with CSX, encourage superior quality work and further align the interests of CSX employees, Directors and shareholders. The Plan also provides a source of shares of Company Stock that may be used to compensate individuals serving on the CSX Board.

2.	Definitions. As used in the Plan, the following terms have the indicated meanings:
(a)	“Affiliate” means a corporation, partnership or entity other than a Subsidiary in which CSX or a Subsidiary directly or indirectly owns an interest.

(b)	“Applicable Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that an Employer is required to withhold in connection with any Incentive Award.

(c)	“Board” means the Board of Directors of CSX Corporation.

(d)	“Cause” means: (i) an act of personal dishonesty by a Participant resulting in substantial personal enrichment of the Participant at the expense of CSX, a Subsidiary or Affiliate; (ii) a violation of a Participant’s management responsibilities which is demonstrably willful and deliberate on the Participant’s part and which is not remedied in a reasonable period of time after receipt of written notice from the Employer; (iii) the conviction of the Participant of, or a plea of guilty or nolo contendre to, a felony involving moral turpitude; (iv) a significant act involving moral turpitude that adversely affects the reputation or business of CSX, a Subsidiary or Affiliate; or (v) a violation of CSX’s code of ethics.

(e)	“Change in Control” means the occurrence of any of the following:
(i)	Stock Acquisition. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (A) the then outstanding shares of common stock of CSX (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of CSX entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (A) any acquisition directly from CSX; (B) any acquisition by CSX; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CSX or any corporation controlled by CSX; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

(ii)	Board Composition. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after such date whose election or nomination for election by CSX’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individuals whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)	Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of CSX or CSX Transportation, Inc. that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the “STB”) (a “Business Combination”), in each case, unless, following such Business Combination:
(A)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CSX or CSX Transportation, Inc. or all or substantially all of the assets of CSX or CSX Transportation, Inc. either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B)	no Person (excluding a corporation resulting from such Business Combination or an employee benefit plan (or related trust) of CSX or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or
(iv)	Regulated Business Combination. An actual change in ownership of Outstanding Company Common Stock, Outstanding Company Voting Securities, and/or assets of CSX or CSX Transportation, Inc. by reason of a Business Combination that is subject, as a matter of law or contract, to approval by the STB (a “Regulated Business Combination”) unless such Business Combination complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

(v)	Liquidation or Dissolution. Approval by the shareholders of CSX of a complete liquidation or dissolution of CSX or CSX Transportation, Inc.
(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board or its successor, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Compensation Committee (but not less than two members) shall constitute a subcommittee of the Compensation Committee to act as the Committee under the Plan. With respect to Stock Awards to be granted to Directors, the term “Committee” means the Governance Committee of the Board.

(h)	“Company Stock” means common stock, $1.00 par value, of CSX. In the event of a change in the capital structure of CSX affecting the common stock (as provided in Section 18), the shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

(i)	“Covered Employee” means a Participant who the Committee determines is or may become a covered employee within the meaning of Code Section 162(m) during the performance period for a Performance Grant.

(j)	“CSX” means CSX Corporation.

(k)	“Date of Grant” means the date on which the Committee grants an Incentive Award.

(l)	“Director” means a member of the Board.

(m)	Dividend Equivalent” means a right awarded under Section 11.

(n)	“Divisive Transaction” means a transaction other than a Change in Control in which the Participant’s Employer (other than CSX) ceases to be a Subsidiary, or Affiliate or a sale of substantially all of the assets of a Subsidiary or Affiliate.

(o)	“Employer” means CSX and each Subsidiary or Affiliate that employs one or more Participants.

(p)	“Fair Market Value or FMV” means the closing price of a share of a publicly traded security on any recognized exchange on the date of reference.

(q)	“Good Reason,” as to any Participant, means (i) a material reduction in the Participant’s compensation or employment related benefits (other than across-the-board reductions that affect management employees generally); (ii) a material diminution of the Participant’s status, title(s), office(s), working conditions, or management responsibilities (other than changes in reporting or management responsibilities required by applicable federal or state law); or (iii) a change in the location of Participant’s place of employment of more than 30 miles without the Participant’s consent. A Participant’s resignation shall not be with Good Reason unless the Participant gives the Employer written notice of the purported existence of Good Reason and the Employer fails to cure or remedy the condition within thirty (30) days after the Participant’s notice.

(r)	“Incentive Award” means, a Stock Award, Performance Grant or the award of Restricted Stock, an Option, a Restricted Stock Unit, a Stock Appreciation Right, or a Dividend Equivalent under the Plan.

(s)	“Incentive Stock Option” means an Option that qualifies for favorable federal income tax treatment under Code Section 422.

(t)	“Initial Value” means the amount prescribed by the Committee for purposes of determining the amount payable upon the exercise of a Stock Appreciation Right. The Initial Value cannot be less than 100% of the FMV of the underlying Company Stock on the Date of Grant. If the Committee does not prescribe an Initial Value for a Stock Appreciation Right, the Initial Value shall be 100% of the FMV of the underlying Company Stock on the Date of Grant of the Stock Appreciation Right.

(u)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(v)	“Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(w)	“Participant” means any employee of CSX, a Subsidiary or an Affiliate or a Director who receives an Incentive Award under the Plan.

(x)	“Performance Criteria” means any of the following performance measures of CSX, a Subsidiary or Affiliate:

Return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio (including or excluding nonrecurring items); cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes); net sales; price per share of Company Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume.

Any Performance Criteria may be used to measure the performance of CSX as a whole or any Subsidiary, Affiliate or business unit of CSX. As determined by the Committee, Performance Criteria shall be derived from the financial statements of CSX, a Subsidiary or Affiliate prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Performance Grant that is consistently applied.

(y)	“Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Grant that relates to one or more Performance Criteria.

(z)	“Performance Grant” means a type of Incentive Award payable in Company Stock, cash, or a combination of Company Stock and cash that is made pursuant to Section 8.

(aa)	“Restricted Stock” means Company Stock awarded under Section 6.

(bb)	“Restricted Stock Unit” means a right granted to a Participant to receive Company Stock or cash awarded under Section 7.

(cc)	“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(dd)	“Stock Appreciation Right” means a right to receive amounts awarded under Section 10.

(ee)	“Stock Award” means an award granted under Section 9.

(ff)	“Subsidiary” means any corporation in which CSX owns stock possessing more than 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with CSX in which stock possessing more than 50 percent of the combined voting power of all classes of stock is owned by one or more other corporations in the chain.

(gg)	“Substitute Award” means an award granted in connection with a Change in Control that replaces an Incentive Award and that the Committee determines (i) has comparable value to the Incentive Award on the date of replacement, (ii) has comparable terms, conditions, goals and criteria as the Incentive Award, and (iii) comparable liquidity.

(hh)	“Target Payout Level” means the payout level defined as “target” under the terms of the Incentive Award.
3.	Stock.
(a)	Subject to Section 18 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 14 million (14,000,000) shares of Company Stock, which shall be authorized, but unissued shares. To the extent that a Stock Appreciation Right is settled in shares of Company Stock, the Plan’s share authorization shall be reduced by the number of share-settled Stock Appreciation Rights that were exercised (rather than the number of shares issued in settlement of the Stock Appreciation Right). Shares allocable to Incentive Awards granted under the Plan that expire, are forfeited, otherwise terminate unexercised, or are settled in cash may again be awarded as an Incentive Award under the Plan. Shares surrendered by a Participant (actually or by attestation) in connection with an Incentive Award or retained by CSX in payment of Applicable Withholding Taxes shall not increase the number of shares that are available for Incentive Awards under the Plan. Shares of Company Stock may be issued under the Plan and Incentive Awards may be granted under the Plan in settlement, substitution or assumption of stock options, stock appreciation rights, stock awards, performance shares, phantom stock or similar equity or equity-based awards (or the right to receive such awards in the future) in connection with the acquisition of an entity by an Employer. Any shares of Company Stock issued or issuable under such Incentive Awards will not reduce the number of shares of Company Stock authorized for issuance under the Plan.

(b)	No more than 1,200,000 shares may be granted as Incentive Awards (other than Options and Stock Appreciation Rights), or paid thereunder to an individual Participant during any 36-month period. No Participant may be granted Options and Stock Appreciation Rights in any calendar year exceeding 1,000,000 shares. Related Options and Stock Appreciation Rights shall be treated as a single Incentive Award for purposes of the preceding sentence.

4.	Eligibility.
(a)	All employees of CSX, a Subsidiary, or Affiliate, shall be eligible to receive Incentive Awards under the Plan. Directors shall be eligible to receive Company Stock under the Plan as compensation for service on the Board and its committees. The Committee shall have the power and complete discretion to select eligible employees and Directors to receive Incentive Awards.

(b)	The grant of an Incentive Award shall not obligate an Employer to pay an employee or Director any particular amount of remuneration, to continue the employment of the employee or the service of the Director after the grant or to make further grants to the employee or Director at any time thereafter.
5.	Stock Options.
(a)	The Committee may grant Options to eligible employees. The Committee shall determine the number of shares for which Options are granted, the per share Option exercise price, whether the Options are Incentive Stock Options or Nonqualified Stock Options, and any other terms and conditions to which the Options are subject. The agreement evidencing an Option shall provide that if the Participant is a Named Executive Officer on the date the Option is exercised, then shares acquired on the exercise of the Option cannot be transferred prior to the first anniversary of the exercise of the Option. However, the one-year restriction on transferability shall not apply (i) after the Participant’s termination of employment from CSX and its Affiliates, (ii) to the surrender or exchange (actually or by attestation) of shares to exercise the Option, (iii) to the sale of shares in connection with the exercise of the Option in a “cashless” exercise and “hold” transaction, (iv) to the surrender (actually or by attestation), withholding or sale of shares to satisfy Applicable Withholding Taxes arising on the exercise of the Option, (v) to the sale of such shares in a Change in Control transaction or (vi) to a person or entity that acquires the shares from the Participant by will or the laws of descent and distribution. The term “Named Executive Officer” means an executive officer of CSX for whom disclosure was required in CSX’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Item 402(c) of Regulation S-K promulgated by the Securities and Exchange Commission.

(b)	The exercise price of shares of Company Stock covered by an Option shall be at least 100 percent of its FMV on the Date of Grant. Except as provided in Section 18, the exercise price of an Option may not be decreased after the Date of Grant. Except as provided in Section 18, a Participant may not surrender an Option in consideration for cash, another Incentive Award, or the grant of a new Option with a lower exercise price. If a Participant’s Option is cancelled before its expiration date, the Participant may not receive another Option within 6 months of the cancellation unless the exercise price of such Option is no less than the exercise price of the cancelled Option.

(c)	Except in the event of the Participant’s disability, retirement (as defined in the agreement evidencing the Option), death, or a Change in Control, no Option may vest before the third anniversary of the Date of Grant. An Option shall not be exercisable more than 10 years after the Date of Grant. The aggregate FMV, determined at the Date of Grant, of shares of Company Stock for which Incentive Stock Options first become exercisable by a Participant during any calendar year shall not exceed $100,000.
6.	Restricted Stock.
(a)	The Committee may grant Restricted Stock to eligible employees. The Committee shall establish as to each award of Restricted Stock the terms and conditions to which the

Restricted Stock is subject, including the period of time before restrictions lapse and the Participant owns the Company Stock (the “Restriction Period”).
(b)	The minimum Restriction Period applicable to any award of Restricted Stock that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. The minimum Restriction Period applicable to any award of Restricted Stock that is subject to performance standards shall be one year from the Date of Grant.

(c)	Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed. The agreement evidencing an award of Restricted Stock shall provide that if the Participant is a Named Executive Officer (as previously defined) on the date the Participant’s interest in the Restricted Stock becomes nonforfeitable, then the shares of Restricted Stock cannot be transferred prior to the first anniversary of the date the Participant’s interest in such Restricted Stock became nonforfeitable. However, the one-year restriction on transferability shall not apply (i) after the Participant’s termination of employment from CSX and its Affiliates, (ii) to the surrender (actually or by attestation), withholding or sale of such shares to satisfy Applicable Withholding Taxes arising on the grant or vesting of the Restricted Stock, (iii) to the sale of such shares in a Change in Control transaction or (iv) to a person or entity that acquires the shares from the Participant by will or the laws of descent and distribution.
7.	Restricted Stock Units.
(a)	The Committee may grant Restricted Stock Units to eligible employees. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions to which the Restricted Stock Units are subject. Upon lapse of the restrictions, a Restricted Stock Unit shall entitle the Participant to receive from CSX a share of Company Stock or a cash amount equal to the FMV of the Company Stock on the date that the restrictions lapse.

(b)	The minimum Restriction Period applicable to any award of Restricted Stock Units that is not subject to performance standards restricting transfer shall be three years from the Date of Grant. The minimum Restriction Period applicable to any award of Restricted Stock Units that is subject to performance standards shall be one year from the Date of Grant.
8.	Performance Grants.
(a)	The Committee may make Performance Grants to eligible employees. Each Performance Grant shall contain the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and the other terms and conditions of the Performance Grant. As to each Covered Employee, each Performance Grant shall be granted and administered to comply with the requirements of Code Section 162(m).

(b)	The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may increase, but not decrease, Performance Goals during a performance period for a Covered Employee. The Performance Goals for any Performance Grant for a Covered Employee shall be established no later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25 percent of such period.

(c)	The Committee shall establish for each Performance Grant the amount of Company Stock or cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goal. The Committee may not increase the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments except as provided in a Performance Grant.

(d)	The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of Performance Criteria to the Performance Goal. The Committee shall make all calculations of actual payments and shall certify in writing the extent, if any, to which the Performance Goals have been met.
9.	Stock Awards. The Committee may make Stock Awards to eligible employees and Directors. The Committee shall establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award. The Committee will make all determinations regarding the achievement of any performance restriction on a Stock Award. The Common Stock under a Stock Award shall be issued by CSX upon the satisfaction of the terms and conditions of a Stock Award.

10.	Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to eligible employees. The Committee shall establish as to each Stock Appreciation Right the terms and conditions to which the Stock Appreciation Right are subject. The following provisions apply to all Stock Appreciation Rights:
(a)	A Stock Appreciation Right shall entitle the Participant, upon its exercise, to receive in exchange for each share of Company Stock represented by the exercise of the Stock Appreciation Right, an amount equal to the excess of (x) the FMV of the underlying Company Stock on the date of exercise over (y) the Initial Value of the Stock Appreciation Right.
(b)	Except in the event of the Participant’s disability, retirement (as defined in the agreement evidencing the Stock Appreciation Right), death, or a Change in Control, no Stock Appreciation Right may vest before the third anniversary of the Date of Grant. A Stock Appreciation Right may not be exercised more than 10 years after the Date of Grant. A Stock Appreciation Right may only be exercised at a time when the FMV of the Company Stock covered by the Stock Appreciation Right exceeds its FMV on the Date of Grant. The amount payable upon the exercise of a Stock Appreciation Right may be paid in Company Stock, cash, or a combination of Company Stock or cash as determined by the Committee either at the time of grant or the time of exercise of the Stock Appreciation Right. The agreement evidencing a Stock Appreciation Right shall provide that if the Participant is a Named Executive Officer (as previously defined) on the date the Stock Appreciation Right is exercised, then shares acquired on the exercise of the Stock Appreciation Right cannot be transferred prior to the first anniversary of the exercise of such Stock Appreciation Right. However, the one-year holding restriction shall not apply (i) after the Participant’s termination of employment from CSX and its Affiliates, (ii) to the surrender (actually or by attestation), withholding or sale of shares to satisfy Applicable Withholding Taxes arising on exercise of the Stock Appreciation Right, (iii) to the sale of such shares in a Change in Control transaction, or (iv) to a person or entity that acquires the shares from the Participant by will or the laws of descent and distribution.
(c)	Except as provided in Section 18, the Initial Value of a Stock Appreciation Right may not be decreased after the Date of Grant. Except as provided in Section 18, a Participant may not surrender a Stock Appreciation Right in consideration for the grant of cash, another Incentive Award, or a new Stock Appreciation Right with a lower Initial Value. If a Participant’s Stock Appreciation Right is cancelled before its termination date, the

Participant may not receive another Stock Appreciation Right within 6 months of the cancellation unless the Initial Value of such Stock Appreciation Right is no less than the Initial Value of the cancelled Stock Appreciation Right.
11.	Dividend Equivalents. The Committee may grant Dividend Equivalents to any Participant. The Committee shall establish the terms and conditions to which Dividend Equivalents are subject. Dividend Equivalents may be granted in connection with other Incentive Awards or separately. Under a Dividend Equivalent, a Participant shall be entitled to receive, currently or in the future, payments equivalent to the amount of dividends paid by CSX to holders of Company Stock with respect to the number of Dividend Equivalents held by the Participant; provided, however, that if Dividend Equivalents are granted with another Incentive Award that becomes exercisable or vested or is earned only upon satisfaction of performance restrictions, any amount payable under the Dividend Equivalents shall be paid only when, and to the extent that, the performance restrictions of the related Incentive Award are satisfied (but in no event later than March 15 of the year following the year in which the performance restrictions are satisfied). The Committee may decide to pay a Dividend Equivalent in Company Stock, cash, or a combination thereof at the time a Dividend Equivalent is granted or payable.

12.	Method of Exercise of Options. Options may be exercised by the Participant (or his guardian or personal representative) under procedures established by CSX. Options may be exercised by (i) paying cash, (ii) executing a “cashless” exercise, or (iii) executing a “cashless” exercise and “hold” transaction.

13.	Tax Withholding. Whenever payment under an Incentive Award is made in cash, the Employer will withhold an amount sufficient to satisfy any Applicable Withholding Taxes. If an Incentive Award is payable in Company Stock, the Employer shall withhold the number of shares of Company Stock (valued at their FMV), necessary to pay the Applicable Withholding Taxes.

14.	Transferability of Incentive Awards. Incentive Awards other than Incentive Stock Options shall not be transferable by a Participant or exercisable by a person other than the Participant, except as expressly provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant or authorized representative.

15.	Deferral Elections. No deferrals may be made under the Plan. The Committee may permit Participants to elect to defer, under the CSX Executives’ Deferred Compensation Plan or any successor plan, any gains realized or the issuance or right to Company Stock relating to Incentive Awards, other than Options or Stock Appreciation Rights.

16.	Effective Date of the Plan. The effective date of the Plan is May 5, 2010.

17.	Amendments and Termination.
(a)	Plan amendments: The Board or Compensation Committee may amend the Plan as it deems advisable, provided however, that no amendment shall be adopted that (i) increases the total number of shares of Company Stock reserved for issuance (except pursuant to Section 18), or (ii) amends the Plan provisions relating to the minimum exercise price for Options or the minimum Initial Value for Stock Appreciation Rights. However, with respect to outstanding Incentive Awards other than Performance Grants, the Plan may not be amended in a manner that adversely affects such awards without Participant consent.

(b)	Incentive Award Amendments: The Committee may also amend as it deems advisable the terms of a Performance Grant, except as provided under Section 20(e) “Change in Control”. However, with respect to Incentive Awards other than Performance Grants, the

Committee may not amend the terms of such awards in a manner that adversely impacts such awards without Participant consent, except as required under Sections 18, 19(f), and 20(a).
(c)	Termination: This Plan shall terminate at the close of business on May 4, 2020, and no Incentive Stock Option may be granted under this Plan after February 9, 2020. Additionally, the Board, at its sole discretion, may terminate the Plan at any other time, except (i) as prohibited under Section 20(e) “Change in Control, and (ii) with respect to outstanding Incentive Awards other than Performance Grants, the Committee may not terminate the Plan in a manner that adversely impacts such awards without the affected Participant’s consent.
18.	Change in Capital Structure.
(a)	The Compensation Committee shall make commensurate adjustments to the Plan and to outstanding Incentive Awards to reflect any stock dividend, stock split or combination of shares, share exchange, recapitalization or merger or other change in CSX capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of CSX). The Compensation Committee’s determination of the number and kind of shares of stock or securities to be subject to the Plan and to Incentive Awards then outstanding or to be granted, the maximum number of shares or securities which may be delivered under the Plan under Sections 3(a) or 3(b), the Option exercise price, the Initial Value, the terms of outstanding Incentive Awards and other relevant provisions after any such transaction shall be binding on all persons. If the adjustment would produce a fractional share with respect to any unexercised Option, the fractional share shall be disregarded.

(b)	Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.
19.	Administration of the Plan.
(a)	The Committee shall administer the Plan. The Committee shall have authority to determine the nature of, and impose any term, limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award. The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant.

(b)	The Committee shall have the power and complete discretion to delegate to any individual, or to any group of individuals employed by CSX or a Subsidiary, the authority to grant Incentive Awards under the Plan to any employee of CSX, a Subsidiary or Affiliate, who is not considered an officer of CSX under Securities Exchange Act Rule 16a-1. No Incentive Award granted under this authority may exceed $500,000 in value on the Date of Grant.

(c)	If the Participant’s Employer is involved in a Divisive Transaction, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(d)	If a Participant or former Participant (1) becomes associated with, recruits or solicits customers or other employees of CSX, a Subsidiary or Affiliate, is employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with CSX, its Subsidiaries or

Affiliates, (2) has his employment terminated by his Employer on account of actions by the Participant which are detrimental to the interests of CSX, a Subsidiary or Affiliate, or (3) engages in conduct which the Committee determines to be detrimental to the interests of CSX, a Subsidiary or Affiliate, the Committee may, in its sole discretion, cancel all outstanding Incentive Awards, including immediately terminating any Options held by the Participant, regardless of whether then exercisable.
(e)	In the event of the death of a Participant, (i) any outstanding Incentive Award that is otherwise exercisable may be exercised by the administrator or executor, as applicable, of the Participant’s estate, and (ii) any amount payable under an outstanding Incentive Award shall be paid to the Participant’s estate.
(f)	The Committee shall administer the Plan and prescribe the terms and conditions of Incentive Awards so that Options and Stock Appreciation Rights shall be exempt from Code Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4) or (5) and so that all other Incentive Awards shall be exempt from Code Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4). If an Incentive Award is subject to Code Section 409A notwithstanding the preceding sentence, the Committee, without the consent of any Participant, may take any action that the Committee determines is necessary or appropriate so that such Incentive Award shall be exempt from, or in compliance with, the requirements of Code Section 409A.
20.	Change in Control. The following shall apply in the event of a Change in Control.
(a)	Continuation of Incentive Awards: Effective as of a Change in Control, each outstanding Incentive Award must be continued in accordance with its terms and conditions in effect on the date of the Change in Control, except for adjustments in its terms and conditions as are required to equitably reflect the change in capital structure resulting from the Change in Control. If Company Stock is no longer publicly traded on a recognized exchange, Incentive Awards outstanding at the time of the Change in Control must be replaced with a Substitute Award as soon as practicable.
(b)	Termination of Employment After Change in Control: Each Incentive Award or Substitute Award held by a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case after a Change in Control and on or before the third anniversary of the Change in Control, is subject to the following:
(i)	If the Incentive Award or Substitute Award is an Option or Stock Appreciation Right, the Incentive Award or Substitute Award shall be cancelled on the date the Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the Option or Stock Appreciation Right, on the date the Participant’s employment terminates, in excess of the option price or the Initial Value, as applicable, multiplied by the number of shares of Company Stock or other security subject to the Option or Stock Appreciation Right on the date of the termination of employment.

(ii)	If the Incentive Award or Substitute Award is Restricted Stock, all terms and conditions on the Restricted Stock shall be deemed satisfied on the date the Participant’s employment terminates and the Restricted Stock shall be fully vested and immediately transferable.

(iii)	If the Incentive Award or Substitute Award is a Performance Grant or Stock Award, the Incentive Award or Substitute Award shall be considered earned at the Target Payout Level and shall be cancelled on the date the Participant’s employment terminates in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the Performance Grant or Stock Award multiplied by the number of shares of Company Stock or other security subject to the Performance Grant or Stock Award at the Target Payout Level.
(iv)	If the Incentive Award or Substitute Award is Restricted Stock Units, all terms and conditions on the Restricted Stock Units shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock or other security subject to the award, multiplied by the number of Restricted Stock Units subject to the award on the date the Participant’s employment terminates.

(v)	If the Incentive Award or Substitute Award is Dividend Equivalents, all terms and conditions of the Dividend Equivalents shall be considered satisfied on the date the Participant’s employment terminates and shall be cancelled on such date in exchange for a single sum cash payment. The payment shall equal the balance, if any, that has been credited but not yet paid with respect to the Dividend Equivalents.
(c)	Termination of Employment before a Change in Control in Certain Circumstances: Each Incentive Award of a Participant (A) who resigns within three months after an event constituting Good Reason or (B) whose employment is terminated without Cause by the Company, a Subsidiary or an Affiliate, in either case upon or after shareholder approval of a Business Combination or Regulated Business Combination and prior to the applicable Change in Control is subject to the following upon the consummation of such Change in Control:
(i)	all Options and Stock Appreciation Rights shall be cancelled, on the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable, in exchange for a single sum cash payment. The payment shall equal the FMV of Company Stock on such date in excess of the option price or the Initial Value, as applicable, multiplied by the number of shares of Company Stock subject to the Option or Stock Appreciation Right on the date of the Change in Control.

(ii)	all terms and conditions of Restricted Stock and Restricted Stock Units shall be considered satisfied upon the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable (and the Restricted Stock shall be entirely vested and transferable and the amount payable for the Restricted Stock Units shall be immediately payable as of such date).

(iii)	all Performance Grants, Stock Awards and Dividend Equivalents shall be considered earned at Target Payout Level and immediately payable in cash upon the date of the event described in Section 2(e)(iii) or 2(e)(iv), as applicable.
(d)	Additional Participant Rights: If Section 20(a) is not satisfied, then the following shall occur: (i) with respect to Performance Grants, Stock Awards, Restricted Stock, Restricted Stock Units or Dividend Equivalents, the Participant shall be entitled to receive the value of the Incentive Award, based upon FMV of the Company Stock and at the Target Payout Level, where applicable, determined on the date of the Change in Control and paid as soon as practicable thereafter, and (ii) with respect to Options or Stock Appreciation Rights, the Participant shall be entitled to receive an amount equal to the FMV of the shares covered by the Option or Stock Appreciation Right on the date of the Change in Control in excess of the Option price or Initial Value, as applicable, multiplied by the number of shares covered by the Option or Stock Appreciation Right and paid as soon as practicable thereafter.
(e)	Amendments and Termination: On and after a Change in Control, the Committee may not amend or terminate the Plan or the terms of any Performance Grant in a manner that adversely impacts such Performance Grant without the affected Participant’s consent except as required or provided under Sections 18, 19(f), and 20 (a) above.
21.	Interpretation. The terms of this Plan shall be governed by the laws of the State of Florida without regard to its conflict of laws rules.